Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

QSC, LLC, a California limited liability company

as the Seller,

MOVING iMAGE TECHNOLOGIES, INC a Delaware corporation

as the Buyer

Dated as of April 21, 2022

Table of Contents

ARTICLE I		1

1.1	Certain Defined Terms	1

ARTICLE II		5

TRANSITION, PURCHASE, AND SALE		5

2.2	Determination and Payment of Purchase Price	5

2.5	Closing	6

2.6	Inventory Transition	7

ARTICLE III		7

REPRESENTATIONS AND WARRANTIES OF THE SELLER		7

3.1	Organization	7

3.2	Authority	7

3.3	No Conflict; Required Filings and Consents	8

3.4	Title to Assets; Condition and Sufficiency of Assets	8

ARTICLE IV		9

REPRESENTATIONS AND WARRANTIES OF THE BUYER		9

4.1	Organization	9

4.2	Authority	9

4.3	No Conflict; Required Filings and Consents	9

4.4	Financial Ability	10

4.5	No Other Representations or Warranties	10

ARTICLE V		10

COVENANTS		10

5.1	Conduct of Business Prior to the Closing	10

5.2	Notification of Certain Matters	11

5.3	Confidentiality	11

5.4	Regulatory and Other Authorizations	12

5.5	Further Action	12

5.6	Public Announcements	13

ii

ARTICLE VI		13

LIMITED LICENSE AGREEMENT		13

ARTICLE VII		13

CONDITIONS TO CLOSING		13

7.1	General Conditions	13

7.2	Conditions to Obligations of the Seller	14

7.3	Conditions to Obligations of the Buyer	15

ARTICLE VIII		16

INDEMNIFICATION		16

8.1	Survival	16

8.2	Indemnification by the Seller	17

8.3	Indemnification by the Buyer	17

8.4	Procedures	17

8.5	Mitigation	19

8.6	Insurance Proceeds and Other Recoveries	19

8.7	Exclusive Remedy	20

ARTICLE IX		20

TERMINATION		20

9.1	Termination	20

9.2	Effect of Termination	20

ARTICLE X		21

GENERAL PROVISIONS		21

10.1	Fees and Expenses	21

10.2	Amendment and Modification	21

10.3	Waiver	21

10.4	Notices	21

10.5	Interpretation	22

10.6	Entire Agreement	23

10.7	No Third-Party Beneficiaries	23

10.8	Governing Law	23

10.9	Arbitration of Disputes	23

10.10	Assignment; Successors	24

10.11	Specific Performance	25

iii

10.12	Currency	25

10.13	Severability	25

10.14	Counterparts	25

10.15	Facsimile or .pdf Signature	25

10.16	Time of Essence	25

10.17	No Presumption against Drafting Party	25

Exhibits

Exhibit A         Form Bill of Sale

Exhibit B          Form Assignment of Patent

Exhibit C          Officer’s Certificates

Schedules

2.1                     List of Physical Inventory

2.2                     List of Personal Property

2.3                     List of Suppliers

iv

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 21, 2022 ("Effective Date"), is made and entered into by and between QSC, LLC, a California limited liability company (the "Seller") and MOVING iMAGE TECHNOLOGIES, INC., a Delaware corporation (the "Buyer").

RECITALS

A.           As a part of the Seller’s business, the Seller is engaged in the manufacture, sale and distribution of close caption and assisted listening devises to the Motion Picture industry with its headquarters in Costa Mesa, California.

B.            The Buyer is a manufacturer and distributor of standard and custom designed technology and equipment to the Motion Picture industry with its headquarters and facility located in Fountain Valley, California.

C.            The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase the Seller’s USL Accessibility product line the description of which is set forth hereinafter.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1            Certain Defined Terms. For purposes of this Agreement:

"Action" means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

"Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the purposes of the "Affiliate", the terms "control", "controlled by" and "under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, beneficially or of record, directly or indirectly, of 10% or more of any class or series of equity or debt securities of such Person.

1

"Ancillary Agreements" means the Assignment of Patent, the Bill of Sale, and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the Transaction.

"Assets" means the Seller's USL Accessibility product line comprised of any and all Products and Inventory together with the Personal Property (as that term is defined herein) related exclusively to the Business free and clear of any security interests, mortgages, or other encumbrances as set forth on the attached Schedules 2.1 and 2.2.

“Business” is limited to and means the Seller’s USL Accessibility product line business.

"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in California, USA.

"Contract" means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

"Code" means the Internal Revenue Code of 1986, as amended.

"Encumbrance" means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"GAAP" means United States generally accepted accounting principles and practices as in effect on the date hereof and as historically applied by the Seller.

"Governmental Authority" means any United States or non-United States federal, state, or local governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

"Intellectual Property" means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks, logos, symbols, domain names and other Internet addresses or identifiers, trade dress and other indicia of origin, all registrations and applications for any of the foregoing and all goodwill associated therewith (collectively, "Marks"); (ii) patents and patent applications (collectively, "Patents"); (iii) published and unpublished works of authorship, copyrights therein and thereto, and all registrations and applications for all of the foregoing (collectively, "Copyrights"); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, software, computer code, specifications, research and development information, technology (including rights and licenses), business plans, forecasts, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or issued or published Patents that may cover or protect any of the foregoing (collectively, "Trade Secrets"); and (v) moral rights, publicity rights, database rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“Inventory” means the Products and associated parts or components used exclusively for the Products and as listed in Schedule 2.1.

"Law" means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

"Liabilities" means any and all debts, liabilities and obligations of any kind or nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental order and those arising under any Contract.

"Material Adverse Effect" or "Material Adverse Change" means any event, change, circumstance, occurrence, effect, state of facts or development that is or would reasonably be expected to be materially adverse to the Assets, Liabilities, condition (financial or otherwise); or (ii) materially impairs the ability of the Seller to consummate, or prevents or materially delays, the Transaction or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (A) changes generally affecting the industry in which the Seller operates the Business, or the economy or the financial, banking or securities markets in general, in the United States, (B) the outbreak of war or acts of terrorism, (C) changes in Law or GAAP, or the enforcement, implementation or interpretation thereof, (D) any action required or expressly permitted by this Agreement or any action taken (or expressly excused) with the written consent of or at the request of the Buyer, or (E) any natural or man-made disaster or acts of God; provided further, that with respect to the foregoing clauses (A) through (E) the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Seller as compared to other participants in the industry in which the Seller operates the Business.

"Person" means an individual, corporation, partnership (general, limited, limited liability or otherwise), limited liability company, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

"Personal Property" means all equipment, tools, training manuals, application notes, and other tangible personal property owned by the Seller used exclusively in the Seller’s USL Accessibility product line business and set forth on Schedule 2.2.

"Product Liabilities" means, with respect to any Product manufactured, marketed, distributed or sold by the Buyer after Closing, all Liabilities resulting from actual or alleged harm, injury, damage or death to Persons, property or business, irrespective of the legal theory asserted.

“Products” means the Seller’s closed caption and assisted listening device products manufactured and sold in connection with the USL Accessibility product line.

"Representatives" means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

"Seller Accessibility Intellectual Property" means all Intellectual Property owned and used exclusively by the Seller in connection with its USL Accessibility product line business.

"Suppliers" means all lists and information compiled by the Seller of its current vendors of its USL Accessibility product line business set forth on Schedule 2.3.

"Taxes" or "Tax" means (i) any and all federal, state, local, foreign and other taxes, assessments, charges, duties, fees, levies or other charges (including interest, penalties or additions to tax or additional amounts with respect thereto), whether disputed or not, including, but not limited to net income, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, conveyance, documentary, recording, mortgage, inventory, tangible, intangibles, rent, occupancy, franchise, profits, capital stock, capital, capital gains, net worth, registration, license, lease, service, service use, escheat, withholding, payroll, employment, social security (or similar), social contribution, unemployment, compensation, disability, excise, severance, stamp, occupation, premium, real property, personal property, windfall profits, environmental, customs duties, accumulated earnings, personal holding company, alternative or add-on minimum, estimated and all other taxes of any kind, (ii) any Liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, and (iii) any Liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Transaction” means the purchase and sale of the Products, Seller Accessibility Intellectual Property, and Assets subject to the Agreement and Ancillary Agreement.

“Warranty Work” means any repair or replacement of any Product required by any limited warranty issued by the Seller on Product manufactured by the Seller and sold by the Seller before the Closing Date.

ARTICLE II

TRANSITION, PURCHASE, AND SALE

2.1           Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer, in reliance on the representations, warranties and covenants of the Seller contained herein, shall purchase from the Seller, the Products, Seller Accessibility Intellectual Property, and Assets, set forth on Schedules 2.1 and 2.2 free and clear of any debts and/or liabilities and/or encumbrances other than set forth in this Agreement.

2.2           Determination and Payment of Purchase Price.

(a)            The estimated purchase price for the Transaction shall be $1,500,000 (“Estimated Purchase Price”) based upon the estimated value of the full cost, based on QSC standard ERP Inventory cost, and quantities of the Inventory set forth on Schedule 2.1.

(b)            After execution of this Agreement, the Buyer may request in writing to conduct a mutual audit of the Inventory. The audit shall be conducted by representatives of the Buyer and the Seller at the Seller’s domestic facilities between May 16, 2022 and May 27, 2022. If the value of the full cost, based on QSC standard ERP Inventory cost, and quantities of the Inventory as determined by the mutual audit differs (greater than or less than) from the estimated value by a variation of 10% or more, then the Estimated Purchase Price shall be adjusted up or down by the dollar amount of the variation, resulting in the adjusted purchase price (“Adjusted Purchase Price”). Otherwise, the Adjusted Purchase Price shall be $1,500,000.00.

(c)            Within two (2) Business Days from the execution of this Agreement, Buyer shall pay to Seller a nonrefundable deposit in the amount of ten percent (10%) of the Estimated Purchase Price (the “Deposit”). A refund of the Deposit to the Buyer is only possible if (i) the Seller terminates this transaction solely for convenience, or (ii) the Seller is in material breach of this Agreement.

(d)            On the Closing Date, the Buyer shall provide to the Seller by wire transfer payment of the Adjusted Purchase Price less amount of the Deposit.

2.3            Service Obligations. After the Closing Date, Buyer shall assume all current and future warranty and non-warranty service obligations on the Products whether part of the Inventory set forth on Schedule 2.1 or otherwise. The Seller will provide to the Buyer before or at Close a list of the sales of Products, including the serial numbers of the associated Products, over the twelve (12) months prior to execution of this Agreement by both parties.

2.4            Seller’s Suppliers. A list of the Seller’s current Suppliers as of the Effective Date in connection with the Products is provided in Schedule 2.3.

2.5           Closing.

(a)            The Transaction contemplated by this Agreement shall take place at a closing (the "Closing") to be held via e-mail exchange of pdf documents, with original documents to follow via FedEx for delivery on the first Business Day after the Closing Date to each party's respective legal counsel. The Closing shall occur on May 31, 2022 or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the "Closing Date." The time of the Closing is, and shall be deemed effective as of 5:00 p.m. Pacific Daylight Time on the Closing Date.

(b)            At the Closing, the Seller shall initiate delivery to the Buyer of the Inventory located within the United States (“Domestic Inventory”) and located outside of the United States (“International Inventory”), wherein 1) delivery of the Domestic Inventory shall be conducted as quickly as reasonably available and not later than fifteen (15) Business Days from the Closing Date, and 2) delivery of the International Inventory shall be conducted as quickly as reasonably available and not later than sixty (60) Business Days from the Closing Date, unless delayed for supply chain issues or other reasons fully outside of the Seller’s control. If the Seller expects that delivery of the International Inventory will be delayed, the Seller will provide to the Buyer notice of the delay in writing along with an explanation of the delay, and an expected alternative delivery date. Delivery of the Domestic and International Inventory shall be at the Seller’s expense.

(c)            At Closing, the Seller shall also deliver or cause to be delivered to the Buyer the following documents:

(i)             A Bill of Sale attached hereto (the "Bill of Sale") duly executed by the Seller’s President and Chief Operating Officer in the form of Exhibit “A”;

(ii)            An Assignment of the Seller’s U.S. Patent No. 9,220,349; Exhibit “B” attached hereto (the Assignment of Patent), duly executed by the Seller;

(iii)           A duly executed Officer’s Certificate of the Seller certifying the fulfillment of the conditions set forth in Section 7.2 (a) in the form of Exhibit “C”; and

(iv)           Such other duly executed instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to the Buyer, as the Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Assets to the Buyer and to put the Buyer in actual possession or control of the Assets.

(d)            At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following:

(i)             Payment of the Adjusted Purchase Price less the amount of the Deposit in accordance with Section 2.2;

(ii)            A countersigned Assignment of U.S. Patent No. 9,220,349, Exhibit B;

(iii)           A duly executed Officer’s Certificate of an executive officer of the Buyer certifying the fulfillment of the conditions set forth in Section 7. 3 (a) in the form of Exhibit “C”; and

(iv) Such other documents and instruments, in form and substance reasonably satisfactory to the Seller, as the Seller may reasonably request or as may be otherwise necessary or desirable to evidence and affect the sale, assignment, transfer, conveyance and delivery of the Assets, duly executed by the Buyer.

2.6           Inventory Transition.

(a)            The Seller will terminate accepting any new orders from customers for Products by April 22, 2022, and the Seller will not ship any Product to customers after May 13, 2022, creating a blackout period until the Closing Date during which Products will not be shipped to customers. If the Seller receives any requests from customers for Products between April 22, 2022, and the Closing Date (defined below), the Seller will seek customers’ consent to provide Buyer with the customers’ contact information by the Closing Date, and the Buyer can accept such new orders on or after the Closing Date.

(b)            For any of the Seller’s purchase orders to its suppliers for Products or parts exclusively for the Products that have not been completed and delivered to the Seller by May 13, 2022, and are not available for including during the mutual audit per Section 2.2(b), then Seller shall retain such Products or parts in separate inventory until the Closing Date. Seller shall deliver this separate inventory to the Buyer in accordance with Section 2.5(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as of the Closing Date (or, if a representation or warranty is made as of a specified date, as of such date) as follows:

3.1           Organization. The Seller is a limited liability company duly organized and validly existing under the laws of the State of California. The Seller has all requisite power and authority to own, lease and operate its Assets and to carry on the Business as now conducted.

3.2           Authority. The Seller has all requisite authority and full legal capacity to enter into and perform the Seller's obligations under this Agreement and to consummate the Transaction. This Agreement has been, and upon its execution each of the Ancillary Agreements to which the Seller will be a party will have been, duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon its execution each of the Ancillary Agreements to which the Seller will be a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No further action on the part of the Seller is or will be required in connection with the Transaction.

3.3           No Conflict; Required Filings and Consents.

(a)            The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party, and the consummation of the Transaction, do not and will not:

(i)             Conflict with or violate the articles of organization, operating agreement or any other governing document of the Seller;

(ii)            Conflict with or violate any Law applicable to the Seller or by which the Seller may be bound or affected; or

(iii)           Result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Seller under, or result in the creation of any Encumbrance on any asset of the Seller pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Seller is a party or by which the Seller, its properties or assets may otherwise be bound or affected.

(b)            The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery or performance by the Seller of this Agreement or any of the Ancillary Agreements to which it will be a party or the consummation of the Transaction or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Seller.

3.4           Title to Assets; Condition and Sufficiency of Assets. To the knowledge of the Seller, the Personal Property included in the Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

4.1           Organization. The Buyer is a Corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and qualified and doing business in the state of California and with full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

4.2           Authority. The Buyer has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the Transaction have been duly and validly authorized by all necessary limited liability company action. This Agreement has been, and upon its execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

4.3           No Conflict; Required Filings and Consents.

(a)            The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the Transaction, do not and will not:

(i)             Conflict with or violate the articles of incorporation or by laws of the Buyer;

(ii)            Conflict with or violate any Law applicable to the Buyer; or

(iii)           Result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which the Buyer is a party; except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, the Transaction or would reasonably be expected to do so.

(b)            The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery or performance by the Buyer of this Agreement or any of the Ancillary Agreements to which it will be party or the consummation of the Transaction.

4.4           Financial Ability. The Buyer intends either to finance the transactions contemplated by this Agreement with an existing bank relationship or to make the payment in Section 2.2 with cash on hand. The Buyer acknowledges that it has and will have sufficient cash funds to remit to the Seller the Adjusted Purchase Price. The Buyer is not insolvent will not be rendered insolvent as a result of the consummation of the Transaction. Immediately after giving effect to the consummation of the Transaction: (i) the Buyer will be able to pay its Liabilities as they become due in the ordinary course of its business; (ii) the Buyer will not have unreasonably small capital with which to conduct the Business; (iii) the Buyer will have assets (calculated at fair market value) that exceed its respective Liabilities; and (iv) taking into account all pending and threatened litigation as of the Closing Date, final judgments against the Buyer in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Buyer will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Buyer. The cash available to the Buyer, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

4.5           No Other Representations or Warranties. The Buyer has not relied on any statement, representation or warranty of the Seller or any of their Affiliates or Representatives with respect to the subject matter of this Agreement or the Transaction other than the representations and warranties of the Seller in ARTICLE III or any other Ancillary Agreement to which the Seller is a party.

ARTICLE V

COVENANTS

5.1           Conduct of Business Prior to the Closing. Between the Effective Date of this Agreement and the Closing Date, unless the Buyer shall otherwise agree in writing, the Seller shall cause the Business to be conducted only in the ordinary course consistent with past practice, and shall use commercially reasonable efforts to preserve substantially intact the organization of the Business, and preserve the current relationships of the Business with customers, suppliers and other Persons with which the Business has significant business relations. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, the Seller shall not do or propose to do, directly or indirectly, any of the following in connection with the Seller or the Business without the prior written consent of the Buyer (except as may be required or has occurred as a result of the execution, delivery and performance of this Agreement by the Seller (including but not limited to disclosures to the Buyer related to the Transaction) and/or the consummation of the Transaction):

(a)            sell, pledge, dispose of or otherwise subject to any Encumbrance any of the Assets, other than the use, sales or transfers of Products or parts in the Inventory in the ordinary course of business consistent with past practice;

(b)            take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Seller in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by the Seller in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Material Adverse Effect.

5.2           Notification of Certain Matters. The Seller shall give prompt written notice to the Buyer of (a) the occurrence or non-occurrence of any event, change, circumstance, occurrence, effect or state of facts where the occurrence or nonoccurrence of such event, change, circumstance, occurrence, effect or state of facts would render any representation or warranty of the Seller contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate in any material respect, (b) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (c) any failure of the Seller to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer's obligations hereunder, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transaction or (e) any Action pending or, to the knowledge of the Seller, threatened against a party or the parties relating to the Transaction.

5.3           Confidentiality.

(a)            Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the Transaction pursuant to the terms of the Mutual Non-Disclosure Agreement between the Seller and Buyer, dated March 15, 2022 (the "Confidentiality Agreement"). If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)            Following the Closing Date, the Seller shall not use for its own benefit, or divulge or convey to any third party, any Confidential Information of the Buyer; provided, however, that the Seller may furnish such portion (and only such portion) of the Confidential Information as the Seller reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises all rights and procedures legally available to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent the Seller from being held in contempt or becoming subject to any other penalty under applicable Law. Notwithstanding the foregoing, each of the parties may disclose Confidential Information as necessary to enforce its respective rights under this Agreement and any Ancillary Agreements. For purposes of this Agreement, "Confidential Information" includes, but is not limited to, of all information and data relating to the Business (including Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data) or the Transaction, except for data or information that is or becomes available to the public other than as a result of a breach of this Section.

5.4           Regulatory and Other Authorizations.

(a)            Each of the parties shall use commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)            The Buyer and the Seller shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither the Buyer nor the Seller shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the Buyer and the Seller will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transaction.

5.5           Further Action. The Buyer and the Seller shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transaction, including, on and after the Closing Date, the Seller assisting the Buyer in obtaining any third-party consents that have not been obtained as of the Closing.

5.6           Public Announcements. No press release or public announcement related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, shall be issued or made by any party (nor will any party permit any of its Affiliates or Representatives to do any thereof) without the prior written approval of the Seller and the Buyer, (a) unless, in the reasonable opinion of counsel, such communication is required by applicable Law, (b) except for disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

ARTICLE VI

LIMITED LICENSE AGREEMENT

6.1           Limited License Grant.

a)            The Parties acknowledge that some of the existing Products in the Inventory include Seller’s trademarks “QSC and “USL” (“Seller’s Trademarks”) currently affixed by Seller thereto. Seller hereby grants to the Buyer a limited license solely to use and sell such Products in Inventory with Seller’s Trademarks thereon without any modification or alteration to Seller’s Trademarks.

b)            The license granted herein does not allow the Buyer to:

i) use or affix Seller’s Trademarks in connection with any other Products that do not include Seller’s Trademarks affixed thereto by Seller prior to the Closing Date, or

ii) use Seller’s Trademarks in any other manner, including in marketing materials (except for images of the Products purchased under this Agreement having Seller’s Trademarks affixed thereon by the Seller prior to the Closing Date).

c) The limited license granted herein shall terminate once the Products in the Inventory including Seller’s Trademarks have has been sold its normal course of business by Buyer or otherwise disposed of or transferred, but not to exceed 24 months after the Closing Date. Except as specifically provided in this Section, the Seller retains all rights to Seller’s Trademarks, as well as all other rights, privileges, and remedies granted and reserved to the owner of a mark, trademark, tradename or logo under the state of California and of the laws of the United States.

ARTICLE VII

CONDITIONS TO CLOSING

7.1           General Conditions. The respective obligations of the Buyer and the Seller to consummate the Transaction shall be subject to the fulfillment, at or prior to the Closing, of the following condition, that may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party): No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the Transaction.

7.2           Conditions to Obligations of the Seller. The obligation of the Seller to consummate the Transaction shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a)            Representations, Warranties and Covenants.

(i)             The representations and warranties of the Buyer set forth in Section 4.1 (Organization), Section 4.2 (Authority), and Section 4.3(a) (No Conflict; Required Filings and Consents) (all of such Sections are collectively referred to herein as the "Buyer Fundamental Representations") shall be true and correct in all respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date, and all other representations and warranties of the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transaction shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or other similar qualifier, which representations and warranties shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or other similar qualifier, which representations and warranties shall be true in all respects) as of such specified date.

(ii)            The Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(b)            Consents and Approvals. All authorizations, consents, orders and approvals of all Governmental Authorities and officials and estoppel certificates deemed necessary or appropriate by the Seller shall have been received and shall be satisfactory in form and substance to the Seller.

(c)            No Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority that, in the reasonable, good faith determination of the Seller, is reasonably likely to materially and adversely affect the Buyer's ability to own or conduct the Business after Closing.

(d)            Deliveries. The Seller shall have received those items required to be delivered at Closing under Section 2.5.(c).

7.3           Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the Transaction shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)            Representations, Warranties and Covenants.

(i)             The representations and warranties of the Seller set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.3(a) (No Conflict; Required Filings and Consents), and Section 3.4 (Title to Assets; Sufficiency of Assets) (all of such Sections are collectively referred to herein as the "Seller Fundamental Representations") shall be true and correct in all respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date.

(ii)            The representations and warranties of the Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transaction, shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such specified date

(iii)           The Seller shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(b)            Consents and Approvals. All authorizations, consents, orders and approvals of all Governmental Authorities and officials and estoppel certificates deemed necessary or appropriate by the Buyer shall have been received and shall be satisfactory in form and substance to the Buyer.

(c)            Due Diligence. The Buyer shall be satisfied in its sole discretion with the results of its due diligence investigation of the Seller and the Business, including any findings with respect to the Seller's financial condition, the Seller's valuation of the Assets and Intellectual Property.

(d)            No Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority that, in the reasonable, good faith determination of the Buyer, is reasonably likely to (i) prohibit or impose limitations on the Buyer's ownership of all or a material portion of the Assets.

(e)            Deliveries. The Buyer shall have received an executed copy of each of the documents listed in Section 2.5(b).

ARTICLE VIII

INDEMNIFICATION

8.1           Survival.

(a)            The representations and warranties of the Seller and the Buyer contained in this Agreement and any schedule, certificate or other document delivered pursuant hereto or in connection with the Transaction shall survive the Closing until the date that 24 months following the Closing Date; provided, however, that:

(i)             The Seller Fundamental Representations and Buyer Fundamental Representations and any claim relating to fraud or intentional misconduct shall survive indefinitely; and

(b)            Notwithstanding the foregoing subpart (a), the indemnification obligations set forth in this Article VIII shall survive until any claims under this Article VIII for which a timely Claim Notice has been delivered are finally resolved in accordance with the terms of this Article VIII.

(c)            The covenants and agreements of the Seller and the Buyer contained in this Agreement shall survive in accordance with their respective terms.

(d)            Neither the Seller nor the Buyer shall have any liability with respect to any representations, warranties, covenants or agreements unless notice of an actual or threatened claim, or of discovery of any facts or circumstances that the Seller or the Buyer, as the case may be, reasonably believes may result in a claim, hereunder is given to the Buyer or the Seller, as the case may be, prior to the expiration of the applicable survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved.

8.2           Indemnification by the Seller. Other than for Warranty Work claims pertaining to the Products manufactured and sold by the Seller at any time, from and after the Closing Date, the Seller shall save, defend, indemnify and hold harmless the Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Indemnified Parties") from and against, and shall compensate and reimburse each of the foregoing for, any and all losses, damages, Liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys' fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, "Losses"), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)           any breach of any representation or warranty made by the Seller in this Agreement or any Ancillary Agreements (other than a breach of any of the Seller Fundamental Representations);

(b)           any breach of any of the Seller Fundamental Representations; and

(c)           any breach of any covenant or agreement by the Seller contained in this Agreement or any Ancillary Agreements;

8.3           Indemnification by the Buyer. From and after the Closing Date, the Buyer shall save, defend; indemnify and hold harmless the Seller, its Affiliates and their respective Representatives (collectively, the "Seller Indemnified Parties") from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)           any breach of any representation or warranty made by the Buyer contained in this Agreement or any Ancillary Agreements (other than a breach of any of the Buyer Fundamental Representations);

(b)           any breach of any of the Buyer Fundamental Representations;

(c)           any breach of any covenant or agreement by the Buyer contained in this Agreement or any Ancillary Agreements;

(d)           Warranty Work claims that pertain to Products manufactured by the Seller at any time, either before or after the Closing for which the Buyer expressly assumes such liability; and

(e)           any claims related to Product Liabilities.

8.4           Procedures.

(a)           A party seeking indemnification (the "Indemnified Party") in respect of a Loss arising out of or involving a claim or demand made against the Indemnified Party by any Person not a party to this Agreement (a "Third Party Claim") shall deliver notice (a "Claim Notice") in respect thereof to the party against whom indemnity is sought (the "Indemnifying Party") with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is actually prejudiced by such failure.

(b)           The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4 (b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party's expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably requested by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of criminal liability, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all Liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder subject to Section 8.5 below.

(c)           An Indemnified Party seeking indemnification in respect of a Loss that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a "Direct Claim") shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is actually prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to the Indemnified Party pursuant to this Article VIII. If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a Liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such Liability to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, such lesser amount shall be deemed a Final Loss Amount payable in accordance with Section 8.6 below, without prejudice to or waiver of the Indemnified Party's claim for the difference.

(d)           The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(e)           Notwithstanding the provisions of Section 10.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

8.5           Mitigation. The parties will make commercially reasonably efforts to mitigate Losses upon becoming aware of any event or circumstances for which it may seek to impose liability on another party, except that no party will be required to (i) commence any action, suit, claim or proceeding against any Person even if it would otherwise be commercially reasonable to do so, or (ii) take any Tax position to maximize or minimize any Tax increase or Tax decrease that would be taken into account when calculating the after-tax basis of any payment of any Losses.

8.6           Insurance Proceeds and Other Recoveries. Under no circumstances will the possibility of a future insurance or other recovery be a basis (i) for reducing liability for Losses prior to the receipt of those insurance proceeds or other recovery, or (ii) for limiting, postponing or delaying satisfaction of any obligation under this Article VIII. If, following satisfaction of a party's obligation under this Article VIII with respect to certain Losses, a party that received a payment under this Article VIII subsequently receives any insurance proceeds or other recovery, the party that receives the insurance proceeds or recovery will promptly pay-over to the party that made the payment under this Article VIII an amount necessary to avoid any double recovery arising out of the particular facts and circumstances for which the insurance proceeds or other recovery is received, except to the extent that the party that made the payment under this Article VIII is subject to potential liability for Losses that are the subject of any claim notice for Losses for which liability or the amount of Losses has not been established, in which event the party that received the insurance proceeds or other recovery must solely pay-over the amount that exceeds the amounts to which that party may be entitled under this Article VIII. Insurance proceeds or other recoveries required to be paid-over will be reduced, to the extent not taken into account when Losses were calculated, by any actual costs, expenses or additional premiums incurred primarily in connection with obtaining such insurance proceeds or other recovery.

8.7           Exclusive Remedy. Except in the event of fraud or intentional misconduct and as provided in Section 10.11, each party's sole and exclusive remedy and recourse with respect to any and all claims under the this Agreement or any Ancillary Agreements, or relating to the Transaction, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be as provided in this ARTICLE VIII.

ARTICLE IX

TERMINATION

9.1           Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual written consent of the Buyer and the Seller;

(b)           by the Seller, if the Seller is not then in material breach of its obligations under this Agreement and the Buyer materially breaches or fails to perform in any respect any of its material representations, warranties or covenants contained in this Agreement;

(c)           by the Buyer, if the Buyer is not then in material breach of its obligations under this Agreement and the Seller breaches or fails to perform in any respect any of its material representations, warranties or covenants contained in this Agreement;

(d)           by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transaction and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party so requesting termination shall have used commercially reasonable efforts, in accordance with Section 5.4, to have such order, decree, ruling or other action vacated; or

(e)           by the Buyer, if between the Effective Date and the Closing Date, an event or condition occurs that has had or is reasonably likely to have a Material Adverse Effect.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

9.2           Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party, except that: (a) the provisions of Section 5.3 relating to confidentiality, Section 5.6 relating to public announcements, Sections 8.1 through 8.7 relating to indemnity, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 Arbitration of Disputes and this Section 9.2 shall survive such termination, and (b) nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to the date of such termination.

ARTICLE X

GENERAL PROVISIONS

10.1           Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the Transaction shall be paid by the party incurring such fees or expenses, whether or not the Transaction is consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

10.2           Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by the Buyer and the Seller.

10.3           Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

10.4           Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Buyer to:

MOVING iMAGE TECHNOLOGIES, INC.

17760 Newhope St. Suite B

Fountain Valley, CA 92708

Attn:____________________

with a copy (which

shall not constitute

notice) to:

________________________

________________________

________________________

If to the Seller, to:

QSC, LLC

1675 MacArthur Blvd.

Costa Mesa, CA 92626

Attention: General Counsel

Email: Legal@qsc.com

   Jatan.Shah@qsc.com

with a copy (which

shall not constitute

notice) to:

Keller & Weber

19800 MacArthur Blvd., Suite 300

Irvine, CA 92612

Attention: Coby N. Keller

Email: cnk@kellerweberlaw.com

Facsimile: (949) 553-0476

10.5           Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term "or" is not exclusive and shall be construed to have the same meaning and effect as "and/or." The word "will" shall be construed to have the same meaning and effect as the word "shall." References to days mean calendar days unless otherwise specified.

10.6           Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the Transaction unless and until this Agreement shall have been executed and delivered by each of the parties.

10.7           No Third-Party Beneficiaries. Except for the rights of an Indemnified Party under Article VIII. nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

10.8           Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement and the Transaction shall be governed by, and construed in accordance with, the internal laws of the State of California, USA, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of California, USA.

10.9           Arbitration of Disputes.

(a)           This Agreement and all Ancillary Agreements and all disputes or controversies arising out of or relating to this Agreement or the Ancillary Agreements or the Transaction (whether in contract, tort, equity or otherwise), including the arbitrability of any dispute or controversy, that cannot be settled by mutual agreement shall be finally settled by binding arbitration in accordance with the Expedited Arbitration Procedures of Judicial Arbitration & Mediation Service, Inc. ("JAMS"), as set forth in Section 16.1 et seq. of the JAMS rules, or any successor provision thereto, as follows: Any party aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute 20 days after the giving of such notice may, upon 10 days' notice to the other party, be submitted to JAMS arbitration conducted before a single neutral arbitrator in Orange County, California. The parties further agree to submit to the jurisdiction of the state or federal District Courts situated in Orange County, California, USA. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by JAMS. With respect to disputes before a panel of three arbitrators, the Buyer and the Seller shall each appoint one arbitrator (the "Party-Appointed Arbitrators") and the Party-Appointed Arbitrators shall appoint the third and presiding arbitrator within 14 days of the appointment of the second arbitrator; provided, that, any arbitrator not timely appointed herein shall be appointed by the JAMS upon the written demand of any party to the dispute. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

(b)           The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator(s) shall only be authorized to interpret the provisions of this Agreement, and shall not amend, change or add to any such provisions. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted under Section 10.11. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(c)           In any arbitration arising out of or related to this Agreement, any of the Ancillary Documents or the Transaction, the arbitrator(s) shall award to the prevailing party, if any, the costs and attorneys' fees reasonably incurred by the prevailing party in connection with the arbitration. If the arbitrator(s) determine that a party prevailed on some but not all of the claims and counterclaims, the arbitrator(s) may award the prevailing party an appropriate percentage of its costs and attorneys' fees reasonably incurred.

(d)           The parties and the arbitrator(s) will keep confidential, and will not disclose to any Person, except the parties' advisors and legal representatives, or as may be required by law, the existence of any controversy under this Section 10.9 the referral of any such controversy to arbitration or the status or resolution thereof.

10.10       Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, the Buyer may, at any time prior to the Closing, assign all or any part of its rights and obligations under this Agreement without such consent to an Affiliate of the Buyer if such assignee delivers an instrument in writing confirming that it is bound by and shall perform all of the obligations of the Buyer assigned to it under this Agreement as if such assignee were an original signatory hereto and provided, further, that the Buyer shall not be relieved of its obligations hereunder.

10.11           Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in state courts sitting in Orange County, in the State of California, provided, that if jurisdiction is not then available in state courts sitting in Orange County, California, then in any state or federal court located in the State of California, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

10.12           Currency. All references to "dollars" or "$" or "US$" in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

10.13           Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10.14           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by the parties and delivered to the other parties.

10.15           Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

10.16           Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

10.17           No Presumption against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the Transaction. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party shall have no application and is expressly waived.

[The rest of this page is intentionally left blank]

IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as of the date first written above, by their respective duly authorized officers.

SELLER:

QSC, LLC

By:	/s/ Jatan Shah
Name: Jatan Shah
Title: President and Chief Operating Officer

BUYER:

MOVING iMAGE TECHNOLOGIES, INC.

By:	/s/ Phil Rafnson
Name: Phil Rafnson
Title: Chief Executive Officer

EXHIBIT A

Form of Bill of Sale

[See Attached]

BILL OF SALE

This Bill of Sale (this “Bill of Sale”), dated as of ________________________, 2022 (the “Effective Date”), is by and among QSC, LLC, a California limited liability company (“Seller”), and MOVING iMAGE TECHNOLOGIES, INC. a Delaware corporation (“Buyer”).

WITNESSETH:

WHEREAS, pursuant to a certain Asset Purchase Agreement, dated as of ______________ 2022, made and entered into by and between Buyer and Seller (the “Purchase Agreement”), Seller agreed to sell, transfer, assign, convey and deliver all of Seller’s right, title and interest in and to the Assets, including the Personal Property as these terms are defined in the Purchase Agreement (the “Tangible Assets”), to Buyer, and Buyer agreed to purchase and acquire the Tangible Assets from Seller, on terms and subject to conditions more fully described in the Purchase Agreement.

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings specified in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the terms and subject to the conditions of the Purchase Agreement, Buyer and Seller hereby agree as follows:

AGREEMENT:

Sale. In consideration of Seller’s receipt of the Adjusted Purchase Price, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller does hereby sell, transfer, assign, convey and deliver to Buyer, and Buyer does hereby accept, for all purposes as of the Closing, all of the right, title and interest of Seller in, to and under the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances, to have and to hold forever.

Governing Agreement. This Bill of Sale is expressly made subject to the terms and provisions of the Purchase Agreement. The delivery of this Bill of Sale shall not affect, alter, enlarge, diminish or otherwise impair any of the representations, warranties, covenants, conditions, indemnities, terms or provisions of the Purchase Agreement, and all the representations, warranties, covenants, conditions, indemnities, terms and provisions contained in the Purchase Agreement shall survive the delivery of this Bill of Sale to the extent, and in the manner, set forth in the Purchase Agreement. In the event of a conflict between the terms and provisions of this Bill of Sale and the terms and provisions of the Purchase Agreement, the terms and provisions of the Purchase Agreement shall govern and control.

Successors and Assigns. The provisions of this Bill of Sale shall bind Seller and its successors and permitted assigns and inure to the benefit of Buyer and its respective successors and permitted assigns.

Interpretation. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Bill of Sale. Whenever the context requires in this Bill of Sale, the singular shall include the plural, and vice versa. This Bill of Sale shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Execution in Counterparts. This Bill of Sale may be executed and delivered in two (2) or more original, facsimile or PDF counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same document.

Governing Law. This Bill of Sale shall be governed by, and construed in accordance with, the internal laws of the State of California USA, without regard to conflict of laws principles of any jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Buyer have executed this Bill of Sale as of the Effective Date.

Accepted and Agreed:

Seller:

QSC, LLC

By:
Jatan Shah
President and Chief Operating Officer

Buyer:

MOVING iMAGE TECHNOLOGIES, INC.

By:

Its: